Exhibit 99

[GRAPHIC]

                                                                    News Release

5790 Widewaters Parkway, DeWitt, N.Y. 13214      For further information, please
                                                 contact:

                                                               Mark E. Tryniski,
                               Chief Operating Officer & Chief Financial Officer
                                                          Office: (315) 445-7378
                                                             Fax: (315) 445-7347

       COMMUNITY BANK SYSTEM'S FIRST QUARTER 2004 NET INCOME INCREASES 12%

         Non-Interest Income up 19%; Net Interest Margin Remains Strong

      Syracuse, N.Y. - April 22, 2004 - Community Bank System, Inc. (NYSE: CBU) generated a 12.1% increase in net income for the first quarter of 2004 as compared to the first quarter of 2003. The increase in earnings was primarily driven by higher non-interest income, increased earning asset levels, a reduced cost of funds and improved asset quality, partially offset by higher recurring operating expenses, and acquisition expenses of $970,000.

All per share data contained herein reflect a two-for-one stock split approved by shareholders on March 26, 2004 and paid as a 100% stock dividend on April 12, 2004.

Earnings Per Share - GAAP Basis. Diluted earnings per share measured in accordance with generally accepted accounting principles ("GAAP") for the first quarter of 2004 were $0.38, equal to the results in the first quarter of 2003, and up from $0.31 reported in the fourth quarter of 2003.

Earnings Per Share - Operating Basis. In addition to the earnings results presented above in accordance with GAAP, the company provides earnings results on a non-GAAP, or operating basis, as well. Operating earnings exclude the effects of certain items the company considers to be non-operating, including acquisition expenses, and net gains and losses from securities and debt prepayment transactions. Diluted operating earnings per share for first quarter 2004 were $0.40, up 5.3% from the $0.38 generated in the first quarter of 2003. A reconciliation of GAAP to operating-based earnings is as follows:

                                       Three Months Ended
(in thousands)                              March 31,
                                        2004          2003
                                      --------       ------
Net income                            $ 11,155       $9,949
After-tax operating adjustments:
  Acquisition expenses                     595            0
  Debt prepayment costs                      0           27
  Net securities (gains)/losses             (6)           0
                                      --------       ------
Net income - operating basis          $ 11,744       $9,976
                                      ========       ======

Sanford A. Belden, President and Chief Executive Officer, stated, "We are very pleased with first quarter operating results, particularly the continued strength of our net interest margin, improvements in our asset quality indicators, and increases in non-interest income. A strong net interest margin of 4.67% this quarter, combined with a higher level of interest-earning assets derived from consumer mortgage growth and the Grange acquisition in November 2003, helped produce 11% growth in net interest income. Our continued focus on asset quality resulted in improvements this quarter in the delinquency, charge-off and non-performing loan ratios over the comparative 2003 quarter. Non-interest income was up 19% this quarter as well, attributable principally to the contributions of the 2003 Grange and Harbridge Consulting Group acquisitions. Preparations for next month's acquisition of First Heritage Bank of Wilkes-Barre, Pa. are proceeding well and necessary regulatory approvals have been received. This acquisition will further strengthen our banking network in the Northeastern Pennsylvania marketplace, increasing our Pa.-based deposits to nearly $900 million. Lastly, the 56% price appreciation of CBU common shares in 2003 prompted us to initiate a two-for-one stock split, which was paid on April 12, 2004 in the form of a 100% stock dividend. We expect this action to expand retail ownership and enhance the liquidity of our stock by making our shares more accessible to a broader range of investors."

Net interest income of $36.0 million in the first quarter of 2004 was up 10.7% over first quarter 2003's level of $32.5 million, primarily as a result of a $381 million rise in average earning assets. This increase was driven by organic loan growth, the addition of Grange's loan portfolio, and securities purchases. The net interest margin of 4.67% decreased 12 basis points versus the same quarter of 2003. Excluding accretion on called securities, the net interest margin was 4.59%, down 16 basis points from first quarter 2003's level. This was caused by the low interest rate environment having a greater impact on earning-asset yields, which were down 64 basis points (excluding accretion on called securities), than on the cost of funds, which fell 47 basis points. However, excluding accretion, the margin is equal to that reported in the fourth quarter of 2003. Declining loan yields have effectively been offset by reduced funding costs resulting from debt prepayments effected in December 2003 and the rollover benefit of lower cost time deposits.

Loan loss provision in the current quarter of $2.1 million was down from $3.4 million in the first quarter of 2003, despite a $285 million increase in loans, as the net charge-off, delinquency and non-performing loan ratios all showed improvement.

Non-interest income (excluding security and debt transactions) increased $1.7 million or 19% to $10.5 million in first quarter 2004 from $8.8 million in the same quarter last year. This increase was due principally to the acquisition in July 2003 of Harbridge Consulting Group, which contributed more than $0.9 million of the increase, and the addition of the 12-branch Grange acquisition that contributed substantially to a $0.5 million increase in overdraft fees. Total revenue from our financial services businesses was up $1.3 million over the prior year period, as the 31% increase in revenue at the company's benefit plans administration business was the primary driver of growth beyond the incremental revenue produced by Harbridge. Expansion of revenue from financial services was the primary reason why the non-interest income to operating income
(FTE) ratio rose to 21.1% in first quarter 2004 from 20.0% in the equivalent prior year period.

Operating expenses (excluding acquisition expenses) increased from $24.4 million in first quarter 2003 to $28.8 million in the current quarter. The efficiency ratio (excluding intangible amortization, debt prepayment and security gain/loss) increased to 54.5% in first quarter 2004 from 52.3% in the same quarter of last year. The increases in operating expenses were due principally to the three acquisitions made in 2003, and to a lesser degree to increased compensation and benefits costs.

The company's effective income tax rate of 24.0% was essentially unchanged from the fourth quarter of 2003, but was two percentage points lower than first quarter 2003's rate due principally to a higher proportion of tax-exempt income.

Financial Position

Earning assets of $3.38 billion at the end of the quarter were up $397 million over the first quarter 2003 level of $2.98 billion. This increase reflects organic loan growth of 5.4% or $99 million, $47 million of net securities purchases and acquired earning assets of $251 million. Outstanding borrowings rose to $592 million from $446 million at March 31, 2003, as more funding was needed to support strong consumer mortgage and indirect loan growth and increases in the securities portfolio. Total deposits increased $205 million, or 8.1%, over the last 12 months to $2.74 billion, as $249 million of deposits were added through the company's two bank acquisitions in 2003.

The $99 million of organic loan growth was primarily attributable to the consumer mortgage segment, which produced a $122 million, or 23% increase over the year-earlier period. The balance of the change reflects an increase in indirect installment loans of $36 million (+12%), and reductions in business loans of $33 million (-5.2%) and direct installment loans of $26 million (-6.9%).

Asset Quality

The company experienced further asset quality improvements in the current quarter, with reductions in delinquency, charge-off, and non-performing loan ratios in comparison to the prior year's quarter. The allowance for loan losses of $28.8 million at quarter-end was up from $27.4 million at March 31, 2003, principally as a result of higher loan balances. The ratio of allowance for loan losses to total loans at the end of first quarter 2004 was 1.37% versus 1.50% one year earlier. This reduction reflects an improved asset quality profile brought on by stabilized economic conditions, enhanced credit risk management resources, and an increased proportion of lower-risk consumer mortgages in the loan portfolio. Total net charge-offs of $2.3 million in the current quarter were essentially flat with the prior year amount of $2.4 million, but represent a reduction in the ratio of net charge-offs to average loans outstanding from 0.53% to 0.44%. Total delinquent loans (> 30 days past due) declined from 1.85% at first quarter-end 2003 to 1.65% at March 31, 2004.

Non-performing loans of $14.0 million at quarter-end were down $1.9 million in comparison to the end of first quarter 2003. This 12% improvement, combined with the aforementioned loan growth, resulted in an improvement in the ratio of non-performing loans to total loans, from 0.87% at March 31, 2003 to 0.66% at the end of the current quarter.

Stock Split

At a special meeting held on March 26, 2004, shareholders approved a two-for-one stock split and an increase in authorized shares from 20 million to 50 million shares. Ninety-two percent of common shares outstanding were voted, with 96% of those voting in favor of the split and share increase. The split was effected in the form of a 100% stock dividend and was paid on April 12, 2004 to shareholders of record as of March 17, 2004.

First Heritage Acquisition

The pending acquisition of First Heritage Bank is expected to close on May 15, 2004, subject to approval by two-thirds of First Heritage shareholders on May 5, 2004. Headquartered in Wilkes-Barre, Pa., First Heritage is a closely held, $270 million-asset bank with three branches in Luzerne county. First Heritage will operate as part of First Liberty Bank & Trust, a division of Community Bank, N.A. Robert P. Matley, currently President and Chief Operating Officer of First Heritage, will become Senior Lending Officer and Executive Vice President of Pennsylvania Banking.

Stock Repurchase

The Company announced on June 9, 2003, that its Board of Directors had authorized a stock repurchase program to acquire up to 1,400,000 common shares, or approximately 5.4% of total outstanding shares, over the course of the ensuing twelve months. Through March 31, 2004, approximately 539,000 shares had been repurchased at an aggregate cost of $11.2 million and an average price per share of $20.83. In accordance with Securities and Exchange Commission (SEC) regulations, the company temporarily suspended its stock repurchases following the effective date of the Form S-4 Registration Statement filed in connection with the pending acquisition of First Heritage Bank. The Company will be able to resume stock repurchases at its discretion after the closing of the First Heritage merger.

Other Matters

The company is presently evaluating elective actions to prepay a portion or all of its $190 million outstanding term borrowings from the Federal Home Loan Bank, resulting in a one-time after-tax prepayment cost of up to $20 million. Management believes this action may be beneficial to shareholder value through the resulting strengthening of the company's interest-rate sensitivity profile, optimization of future earnings performance, and improvements to return on equity.

Conference Call Scheduled

A conference call will be held with company management at 11:00 a.m. (EST) on Thursday, April 22, to discuss the above results at 1-866-453-5550 (access code 2822972). An audio recording will be available one hour after the call until June 30, and may be accessed at 1-866-453-6660 (access code 144314). Investors may also listen to the call live via the Internet at: www.firstcallevents.com/service/ajwz402554372gf12.html

This webcast will be archived on this site for one full year and may be accessed at any point during this time at no cost. This earnings release, including supporting financial tables, is available within the "Press Releases & News" link within the Investor Relations section of the company's website at www.communitybankna.com.

Community Bank System, Inc. (NYSE: CBU) is a registered bank holding company based in DeWitt, N.Y. Upon completion of the pending acquisition of First Heritage Bank in Wilkes-Barre, Pa., CBU's wholly-owned banking subsidiary, Community Bank, N.A. will have approximately $4.1 billion of assets, 129 customer facilities and 98 ATMs across Upstate New York and Northeastern Pennsylvania, where it operates as First Liberty Bank & Trust, a division of Community Bank N.A. Other subsidiaries within the CBU family are Elias Asset Management, Inc., an investment management firm based in Williamsville, N.Y.; Community Investment Services, Inc., a broker-dealer delivering financial products, including mutual funds, annuities, individual stocks and bonds, and insurance products, from various locations throughout Community Bank System's branch network; and Benefit Plans Administrative Services, Inc., an employee benefits company which includes BPA, a retirement plan administration firm located in Utica, N.Y., and Harbridge Consulting Group, an actuarial and consulting firm based in Syracuse, N.Y.

                                      # # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause the actual results of CBU's operations to differ materially from CBU's expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements. CBU does not assume any duty to update forward-looking statements.

Summary of Financial Data
(Dollars in thousands, except per share data)

                                                                      ------------------------------------------------------------
                                                                        2004                            2003
                                                                      ------------------------------------------------------------
                                                                      1st Qtr     4th Qtr       3rd Qtr       2nd Qtr      1st Qtr
----------------------------------------------------------------------------------------------------------------------------------
Earnings
----------------------------------------------------------------------------------------------------------------------------------
Interest income                                                       $49,921     $ 49,163      $ 46,676      $47,019     $ 48,271
Interest expense                                                       13,967       14,460        14,137       14,917       15,787
  Net interest income                                                  35,954       34,703        32,539       32,102       32,484
Provision for loan losses                                               2,050        3,093         2,029        2,673        3,400
  Net interest income after provision for loan losses                  33,904       31,610        30,510       29,429       29,084
Deposit service fees                                                    5,784        6,099         6,080        5,740        5,205
Other banking services                                                    650          596           (37)         476          869
Trust, investment and asset management fees                             1,702        1,728         1,747        1,530        1,677
Benefit plan administration, consulting and actuarial fees              2,384        1,931         1,987        1,201        1,101
  Non-interest income before security gains & debt ext                 10,520       10,354         9,777        8,947        8,852
Security gains & debt ext                                                  10       (2,656)            3            0          (45)
  Total non-interest income                                            10,530        7,698         9,780        8,947        8,807
Salaries and employee benefits                                         15,167       14,921        13,226       12,317       12,700
Occupancy and equipment and furniture                                   4,782        4,355         4,140        4,305        4,325
Amortization of intangible assets                                       1,639        1,292         1,269        1,251        1,281
Other                                                                   7,198        6,983         6,407        7,301        6,141
  Total recurring operating expenses                                   28,786       27,551        25,042       25,174       24,447
Acquisition expenses                                                      970          328           165            5            0
  Total operating expenses                                             29,756       27,879        25,207       25,179       24,447
Income before income taxes                                             14,678       11,429        15,083       13,197       13,444
Income taxes                                                            3,523        2,759         3,354        3,165        3,495
     Net income                                                       $11,155     $  8,670      $ 11,729      $10,032     $  9,949
Basic earnings per share                                              $  0.39     $   0.32      $   0.45      $  0.38     $   0.38
Diluted earnings per share                                            $  0.38     $   0.31      $   0.44      $  0.38     $   0.38
Diluted earnings per share - operating (1)                            $  0.40     $   0.37      $   0.44      $  0.38     $   0.38
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Profitability
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Return on assets                                                         1.17%        0.93%         1.35%        1.20%        1.19%
Return on equity                                                        10.92%        9.51%        13.83%       11.74%       12.25%
Non-interest income/operating income (FTE) (2)                           21.1%        21.5%         21.6%        20.3%        20.0%
Efficiency ratio (3)                                                     54.5%        54.5%         52.5%        54.4%        52.3%
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Components of Net Interest Margin (FTE)
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Loan yield                                                               6.21%        6.35%         6.55%        6.81%        7.04%
Investment yield                                                         6.53%        6.34%         6.34%        6.69%        6.75%
Earning asset yield                                                      6.33%        6.35%         6.47%        6.76%        6.93%
Interest bearing deposit rate                                            1.56%        1.63%         1.72%        1.92%        2.07%
Short-term borrowing rate                                                1.27%        1.25%         1.22%        1.29%        1.33%
Long-term borrowing rate                                                 6.26%        6.18%         6.17%        6.18%        6.25%
Cost of all interest bearing funds                                       1.97%        2.07%         2.19%        2.39%        2.50%
Cost of funds (includes DDA)                                             1.66%        1.75%         1.84%        2.02%        2.13%
Net interest margin (FTE)                                                4.67%        4.59%         4.63%        4.74%        4.79%
Fully tax-equivalent adjustment                                       $ 3,335     $  3,141      $  3,008      $ 2,962     $  2,980
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

                                                                 ------------------------------------------------------------------
                                                                   2004                                2003
                                                                 ------------------------------------------------------------------
                                                                  1st Qtr       4th Qtr        3rd Qtr       2nd Qtr       1st Qtr
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Average Balances
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
Loans                                                            $2,111,388    $2,017,817    $1,879,858    $1,834,610    $1,807,889
Taxable investment securities                                       817,503       834,221       764,931       728,155       790,180
Non-taxable investment securities                                   452,935       417,893       402,105       401,535       402,476
  Total interest-earning assets                                   3,381,826     3,269,931     3,046,894     2,964,300     3,000,545
Total assets                                                      3,841,103     3,695,233     3,437,016     3,359,927     3,391,625
Interest-bearing deposits                                         2,227,978     2,141,724     2,059,840     2,073,398     2,087,784
Short-term borrowings                                               356,163       336,250       207,925       132,775       171,339
Long-term borrowings                                                270,479       294,728       295,509       295,534       297,785
  Total interest-bearing liabilities                              2,854,620     2,772,702     2,563,274     2,501,707     2,556,908
Shareholders' equity                                             $  410,816    $  361,525    $  336,572    $  342,830    $  329,503
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Balance Sheet Data
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Cash and cash equivalents                                        $   79,373    $  103,923    $  117,190    $  109,898    $  104,325
Investment securities                                             1,347,590     1,329,534     1,292,685     1,170,372     1,228,608
Loans:
  Consumer mortgage                                                 743,699       739,593       606,084       545,828       520,480
  Business lending                                                  673,812       689,436       630,886       637,984       639,149
  Consumer indirect                                                 326,463       325,241       318,162       305,550       290,790
  Consumer direct                                                   361,441       374,239       368,871       368,653       370,267
     Total loans                                                  2,105,415     2,128,509     1,924,003     1,858,015     1,820,686
Allowance for loan losses                                            28,821        29,095        27,117        27,417        27,350
Intangible assets                                                   194,820       196,111       140,292       132,296       133,547
Other assets                                                        124,259       126,415       121,666       116,658       118,528
     Total assets                                                 3,822,636     3,855,397     3,568,719     3,359,822     3,378,344
Deposits                                                          2,740,933     2,725,488     2,553,350     2,541,974     2,535,960
Borrowings                                                          512,072       587,396       533,630       319,864       365,213
Subordinated debt held by unconsolidated subsidiary trusts           80,404        80,390        80,376        80,362        80,348
Other liabilities                                                    66,204        57,295        59,601        65,803        59,839
  Total liabilities                                               3,399,613     3,450,569     3,226,957     3,008,003     3,041,360
Shareholders' equity                                                423,023       404,828       341,762       351,819       336,984
  Total liabilities and shareholders' equity                      3,822,636     3,855,397     3,568,719     3,359,822     3,378,344
Assets under management or administration                        $1,863,601    $1,806,941    $1,600,141    $1,577,584    $1,438,869
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Capital
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Tier 1 leverage ratio                                                  7.22%         7.26%         7.39%         7.76%         7.43%
Tangible equity / tangible assets                                      6.29%         5.70%         5.88%         6.80%         6.27%
Accumulated other comprehensive income                           $   47,584    $   35,958    $   39,582    $   52,438    $   43,414
Diluted weighted average common shares outstanding                   29,557        28,013        26,816        26,693        26,488
Period end common shares outstanding                                 28,560        28,330        25,921        26,038        26,034
Cash dividends declared per common share                         $     0.16    $     0.16    $     0.16    $     0.15    $     0.15
Book value                                                            14.81         14.29         13.18         13.51         12.94
Tangible book value                                                    7.99          7.37          7.77          8.43          7.81
Common stock price (end of period)                                    23.14         24.50         21.96         19.00         15.72
Total shareholders return - trailing 12 months                         51.3%         61.2%         53.2%         22.0%          8.1%
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

                                                                  -----------------------------------------------------------------
                                                                     2004                               2003
                                                                  -----------------------------------------------------------------
                                                                    1st Qtr       4th Qtr       3rd Qtr       2nd Qtr       1st Qtr
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Asset Quality
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
Non-accrual loans                                                   $12,499       $11,940       $10,518       $12,678       $13,577
Accruing loans 90+ days delinquent                                    1,462         1,307         3,018         2,457         2,264
  Total non-performing loans                                         13,961        13,247        13,536        15,135        15,841
Restructured loans                                                       27            28            29            30            39
Other real estate owned (OREO)                                        1,014         1,077           812           943           700
     Total non-performing assets                                     15,002        14,352        14,377        16,108        16,580
Net charge-offs                                                     $ 2,324       $ 2,744       $ 2,532       $ 2,606       $ 2,381
Loan loss allowance/loans outstanding                                  1.37%         1.37%         1.41%         1.48%         1.50%
Non-performing loans/loans outstanding                                 0.66%         0.62%         0.70%         0.81%         0.87%
Loan loss allowance/non-performing loans                                206%          220%          200%          181%          173%
Net charge-offs/average loans                                          0.44%         0.54%         0.53%         0.57%         0.53%
Loan loss provision/net charge-offs                                      88%          113%           80%          103%          143%
Non-performing assets/loans outstanding plus OREO                      0.71%         0.67%         0.75%         0.87%         0.91%
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

(1) Operating earnings excludes the effects of certain items the Company considers to be non-operating, including acquisition expenses, the results of securities transactions and debt prepayment costs.

(2)   Excludes results of securities transactions and debt prepayment costs.

(3) Excludes intangible amortization, acquisition expenses, results of securities transactions and debt prepayment costs.